SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 5, 2010 (December 29, 2009)

PHOTOVOLTAIC SOLAR CELLS, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-52735	20-8753132
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

c/o Sichenzia Ross Friedman Ference, LLP
61 Broadway, 32 Floor
 (Address of Principal Executive Offices)

212-930-9700
 (Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

PHOTOVOLTAIC SOLAR CELLS, INC.

Item 4.01    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Photovoltaic Solar Cells, Inc., a Nevada corporation (the “Company”), has engaged RBSM, LLP (“RBSM”) as its principal independent registered public accounting firm effective December 29, 2009.  Concurrent with this appointment, the Company dismissed Mallah Furman, which merged with the Company’s prior audit firm Berkovits & Company, LLP, (“Mallah”), as the Company’s registered independent public accountant effective December 30, 2009.  The decision to change its principal independent registered public accounting firm has been approved by the Company’s board of directors.

The reports of Mallah on Company’s financial statements for the years ended February 28, 2008 and 2007 contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except with respect to the Company’s ability to continue as a going concern as described therein.   There were no disagreements with Mallah, for the last two fiscal years or the interim through the date of the dismissal on December 30, 2009, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Mallah, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

During the two most recent fiscal years and the interim period through December 29, 2009, neither the Company nor anyone on its behalf consulted RBSM regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K

The Company has provided Mallah with a copy of the disclosures it is making in response to this Item 4.01 prior to the day that this Current Report on Form 8-K is being filed with the United States Securities and Exchange Commission (“SEC”). The Company requested that Mallah furnish a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to this Item 4.01 and, if not, stating the respects in which it does not agree.   As of the date of filing, the letter is unavailable to the Company.  The Company will file the letter as an amendment to this 8-K/A within 10 days but in no event later than 2 days after receipt.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PHOTOVOLTAIC SOLAR CELLS, INC.

Date: January 5, 2010	By:	/s/ Harvey Judkowitz
Harvey Judkowitz
Chief Executive Officer